As filed with the Securities and Exchange Commission on August 4, 2023

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REDHILL BIOPHARMA LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

21 Ha'arba'a Street
Tel Aviv 6473921
Israel
+972 (3) 541-3131
(Address and telephone number of registrant’s principal executive offices)

RedHill Biopharma Inc.
8045 Arco Corporate Drive, Suite 200
Raleigh, NC  27617
(984) 444-7010
(Name, address, and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 884-8234	Perry Wildes, Adv. Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 4, 2023

PROSPECTUS

 1,998,221 American Depositary Shares representing 799,288,400 Ordinary Shares

REDHILL BIOPHARMA LTD.

This prospectus relates to the resale by the selling shareholders named in this prospectus from time to time of up to an aggregate of 1,998,221 American Depositary Shares (“Offered ADSs”), with each American Depositary Share (“ADS”) representing 400 of our ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), or 799,288,400 Ordinary Shares in the aggregate, issued or issuable upon the exercise of warrants (the “Warrants”), that were issued pursuant to (i) a securities purchase agreement, dated as of May 9, 2022, between us and the purchaser named on the signature page therein(ii) a warrant reprice and reload agreement, dated as of July 21, 2023, between us and an investor in the July 2023 Offering (as defined herein), and (iii) an engagement letter dated as of July 17, 2023.

We will not receive any of the proceeds from the sale of the Offered ADSs by the selling shareholders. Any ADSs subject to resale hereunder will have been issued by us and acquired by the selling shareholders prior to any resale of such shares pursuant to this prospectus.

The selling shareholders named in this prospectus and any of their pledgees, assignees and successors-in-interest, may offer or resell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the Offered ADSs. We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” beginning on page 15 of this prospectus.

The ADSs are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RDHL”. On August 3, 2023, the last reported sale price of the ADSs was $1.07 per ADS.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 8 and the “Risk Factors” in “Item 3: Key Information-Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2023.

ii

ABOUT THIS PROSPECTUS

The selling shareholders named in this prospectus may resell, from time to time, in one or more offerings, the Offered ADSs. Information about the selling shareholders may change over time. When the selling shareholders sell Offered ADSs representing Ordinary Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling shareholders seeking an offer to buy, the Offered ADSs in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the Offered ADSs are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Offered ADSs offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, all references to “RedHill,” “we,” “us,” “our,” the “Company” and similar designations refer to RedHill Biopharma Ltd. and its wholly-owned subsidiary, RedHill Biopharma Inc. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States (“U.S.”). Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, may include forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms, including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. In addition, certain sections of this prospectus and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page 8 of this prospectus, under the similar headings of our most recent Annual Report on Form 20-F incorporated by reference herein, and certain other matters discussed in this prospectus and the information incorporated by reference herein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the going concern reference in our financial statements and our ability to obtain additional financing;

●	our reduced revenues, business size and scope, market share and opportunities in certain markets following the sale of our rights to Movantik®;

●	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

●	our ability to obtain additional financing;

●	the commercialization and market acceptance of our commercial products;

●	our ability to generate sufficient revenues from our commercial products, including obtaining commercial insurance and government reimbursement;

●
our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, and to complete the development of such therapeutic candidates and obtain approval for marketing by the Food and Drug Administration (“FDA”) or other regulatory authorities;

●
our reliance on third parties to satisfactorily conduct key portions of our commercial operations, including manufacturing and other supply chain functions, market analysis services, safety monitoring, regulatory reporting and sales data analysis and the risk that those third parties may not perform such functions satisfactorily;

●	our ability to maintain an appropriate sales and marketing infrastructure;

●	our ability to establish and maintain corporate collaborations;

●
that our current commercial products or commercial products that we may commercialize or promote in the future may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for those products;

●	our exposure to significant drug product liability claims;

●	the initiation and completion of any postmarketing studies or trials;

●	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;

●	our estimates of the markets, their size, characteristics and their potential for our commercial products and therapeutic candidates and our ability to serve those markets;

●	the successful commercialization of products we in-license or acquire;

●	our inability to enforce claims relating to a breach of a representation and warranty by a counterparty;

●	the hiring and continued employment of executives, sales personnel, and contractors;

●	our receipt and timing of regulatory clarity and approvals for our commercial products and therapeutic candidates, and the timing of other regulatory filings and approvals;

●
the initiation, timing, progress, and results of our research, development, manufacturing, preclinical studies, clinical trials, and other commercial efforts and therapeutic candidate development, as well as the extent and number of additional studies that we may be required to conduct;

●
our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, including developing a commercial companion diagnostic for the detection of Mycobacterium avium paratuberculosis;

●	our reliance on third parties to conduct key portions of our clinical trials, including data management services and the risk that those third parties may not perform such functions satisfactorily;

●
our reliance on third parties to manufacture and supply our therapeutic candidates and their respective active pharmaceutical ingredients with the requisite quality and manufacturing standards in sufficient quantities and within the required timeframes and at an acceptable cost;

●	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates;

●	the interpretation of the properties and characteristics of our commercial products or therapeutic candidates and of the results obtained in research, preclinical studies or clinical trials;

●	the implementation of our business model, strategic plans for our business, commercial products, and therapeutic candidates;

●	the impact of other companies and technologies that compete with us within our industry;

●
the scope of protection we are able to establish and maintain for intellectual property rights covering our commercial products and therapeutic candidates, including from existing or future claims of infringement, and our ability to operate our business without infringing or violating the intellectual property rights of others;

●	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;

●
the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;

●	our reliance on the actions of third parties, including sublicensors and their other sublicensees, to maintain our rights under our in-licenses which are sublicenses;

●	the effect of a potential occurrence of patients suffering serious adverse events using investigative drugs under our Expanded Access Program;

●	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats;

●
our ability to resolve the disputes regarding the alleged events of default under our term loan facility, if not resolved, could harm our financial condition which could materially adversely affect our financial performance;

●	our ability to regain or maintain compliance with the Nasdaq’s listing standards;

●	the effects of the economic and business environment, including unforeseeable events and the changing market conditions caused by the COVID-19 endemic; and

●	the impact on our business of the political and security situation in Israel, the U.S. and other places in which we operate.

We have included important factors in the cautionary statements included in this prospectus and the documents we incorporate by reference herein, particularly in the “Risk Factors” sections of these documents, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. No forward-looking statement is a guarantee of future performance.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus and the documents we incorporate by reference herein represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information about us and information contained in greater detail elsewhere in this prospectus, and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in the Offered ADSs. You should carefully read and consider this entire prospectus and information incorporated by reference into this prospectus, including the financial statements and related notes and “Risk Factors” starting on page 8 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Our Business

We are a specialty biopharmaceutical company, primarily focused on gastrointestinal (“GI”) and infectious diseases. Our primary goal is to become a leading specialty biopharmaceutical company.

We are currently focused primarily on the commercialization in the U.S. of the GI-related products, Talicia® (omeprazole, amoxicillin, and rifabutin) and Aemcolo® (rifamycin).

In addition, we continue to develop our pipeline of clinical-stage therapeutic candidates, including, among others, opaganib and RHB-107 (upamostat), as potential treatments for COVID-19, and nuclear radiation protection development program opaganib, with newly published data from eight U.S. government-funded in vivo studies. We look for opportunities to leverage our commercial presence and capabilities in the U.S. to support the potential future launch of our therapeutic candidates currently under development, if approved by the FDA, or any FDA-approved products that we may acquire the rights to in the future.

Our current pipeline consists of five therapeutic candidates, most of which are in late-stage clinical development. We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product and corporate strategy and that have the potential to exhibit a favorable probability of therapeutic and commercial success. We have one product that we primarily developed internally which has been approved for marketing and, to date, none of our therapeutic candidates has generated meaningful revenues. We have out-licensed one of our commercial products, Talicia®, and one of our clinical-stage therapeutic candidates, opaganib, for specific territories outside the U.S. and we plan to commercialize our therapeutic candidates, upon approval, if any, through licensing and other commercialization arrangements outside the U.S. with pharmaceutical companies on a global and territorial basis or, in the case of commercialization in the U.S., independently with our dedicated commercial operations or in potential partnership with other commercial-stage companies. We also evaluate, on a case-by-case basis, co-development, co-promotion, licensing, acquisitions and similar arrangements.

July 2023 Offering

On July 21, 2023, we entered into a securities purchase agreement with an institutional investor for the purchase and sale in a registered direct offering of (i) 1,084,923 ADSs and (ii) pre-funded warrants to purchase up to an aggregate of 217,000 ADSs at an exercise price of $0.001 per ADS (the “July 2023 Pre-funded Warrants”). The purchase price of each ADS was $1.35, and the purchase price of each July 2023 Pre-funded Warrant was $1.349 (equal to the purchase price per ADS minus $0.001). The offering (the “July 2023 Offering”) closed on July 25, 2023. All of the July 2023 Pre-funded Warrants have been exercised in full for aggregate gross proceeds of $217.

The gross proceeds to us from the July 2023 Offering, together with the proceeds of the concurrent March 2023 Warrant Exercise Transaction described below, were approximately $3.8 million, before deducting the placement agent’s fees and other offering expenses payable by us.

As part of the compensation to the placement agent in connection with the July 2023 Offering, pursuant to an engagement agreement, dated as of July 17, 2023, by between us and H.C. Wainwright & Co., LLC (“Wainwright”), we issued to Wainwright’s designees unregistered warrants to purchase up to 78,115 ADSs at an exercise price of $1.6875 per ADS and a termination date of July 21, 2028 (the “July 2023 Placement Agent Warrants”). The resale of the ADSs issuable upon exercise of the July 2023 Placement Agent Warrants and the Ordinary Shares underlying the ADSs is being registered in this registration statement.

March 2023 Warrant Exercise Transaction

On July 21, 2023, concurrent with the July 2023 Offering, we entered into a warrant reprice and reload letter (the “Exercise Agreement”) with an investor in that offering, holding Series A Warrants to purchase up to an aggregate of 1,500,000 ADSs (the “Series A Warrants”) and Series B Warrants to purchase up to an aggregate of 1,500,000 ADSs (the “Series B Warrants”) previously issued in the March 2023 Offering described below, pursuant to which such investor agreed to exercise its Series A Warrants in full at a reduced exercised price of $1.35 per ADS, for gross proceeds of $2,025,000, before deducting the placement agent’s fees and other offering expenses payable by us.

In consideration for the exercise of the Series A Warrants for cash (i) the exercising holder received new unregistered warrants to purchase up to an aggregate of 1,500,000 ADSs at an exercise price of $1.80 per ADS, which is exercisable until April 3, 2028 (the “July 2023 Reload Warrants”) and (ii) the exercise price of the Series B Warrants to purchase up to an aggregate of 1,500,000 ADSs were reduced to $1.80 per ADS.

The exercise of the Series A Warrants, the issuance of the July 2023 Reload Warrants and the reduction in exercise price of the Series B Warrants is collectively referred to as the “March 2023 Warrant Exercise Transaction.”

The July 2023 Reload Warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the ADSs representing Ordinary Shares underlying the July 2023 Reload Warrants, were not registered under the Securities Act or applicable state securities laws.

As part of the March 2023 Warrant Exercise Transaction, we agreed to file this Registration Statement with the SEC within 15 days of the date of the Exercise Agreement to register the resale of the ADSs underlying the July 2023 Reload Warrants.

In connection with the March 2023 Exercise Transaction, we issued to the placement agent’s designees, warrants to purchase up to an aggregate of 90,000 ADSs at an exercise price of $1.6875 per ADS which shall be exercisable until April 3, 2028 (the “Warrant Exercise Placement Agent Warrants”).

The resale of the ADSs issuable upon exercise of the July 2023 Reload Warrants and the Warrant Exercise Placement Agent Warrants and the Ordinary Shares underlying the ADSs is being registered in this registration statement.

Amendment of May 2022 Warrants and the December 2022 Warrants

In connection with the July 2023 Offering, we agreed with the investors in that offering to amend pursuant to a Warrant Amendment Agreement (the “July 2023 Warrant Amendment”), (i) the warrants to purchase up to an aggregate of 330,106 ADSs at an exercise price of $4.75 per ADS, issued on May 11, 2022, in a private placement completed concurrently with a registered direct offering, as subsequently amended pursuant to the March 2023 Warrant Amendment (as defined below) effective as of April 3, 2023 (the  “May 2022 Warrants”), and (ii) the warrants (the “December 2022 Warrants”) to purchase up to an aggregate of 971,817 ADSs at an exercise price of $4.6305 per ADS issued on December 6, 2022, in an underwritten offering, so that the amended warrants, in each case, had a reduced exercise price of $1.80 per ADS, effective upon closing of the July 2023 Offering.

March 2023 Offering and Related Warrant Amendment

On March 30, 2023, we entered into a securities purchase agreement with an institutional investor for the purchase and sale of (i) 270,000 ADSs, (ii) pre-funded warrants to purchase up to an aggregate of 1,230,000 ADSs (the “March 2023 Pre-Funded Warrants”), (iii) Series A Warrants to purchase up to an aggregate of 1,500,000 ADSs, and (iv) Series B Warrants to purchase up to an aggregate of 1,500,000 ADSs at a combined offering price of $4.00 per ADS and accompanying Series A Warrant and Series B Warrants (or $3.999 per March 2023 Pre-funded Warrant and accompanying Series A Warrant and Series B Warrant). The offering (the “March 2023 Offering”) closed on April 3, 2023. The March 2023 Pre-Funded Warrants had an exercise price of $0.001 per ADS, were exercisable immediately and terminated when exercised in full. All of the March 2023 Pre-funded Warrants have been exercised. The Series A Warrants had an initial exercise price of $4.75 per ADS, prior to giving effect to the reduction in the exercise price of the Series A Warrant pursuant to the Exercise Agreement described above, were exercisable immediately and had a term of five years following issuance. The Series B Warrants had an initial exercise price of $4.00 per ADS, prior to giving effect to the reduction in the exercise price of the Series B Warrant pursuant to the Exercise Agreement, are exercisable immediately and have a term of nine months following issuance. The gross proceeds to us from the March 2023 Offering were approximately $6 million, before deducting the placement agent’s fees and other offering expenses payable by us.

In connection with the March 2023 Offering, we amended the May 2022 Warrants pursuant to a Warrant Amendment Agreement, dated March 30 2023 (the “March 2023 Warrant Amendment”), which had an exercise price of $59.20 per ADS and a termination date of November 11, 2027, so that the amended warrants would have a reduced exercise price of $4.75 per ADS and a termination date of April 3, 2028, effective upon the closing of the March 2023 Offering (prior to giving effect to the July 2023 Warrant Amendment described above).

Corporate Information

We were incorporated as a limited liability company under the laws of the State of Israel on August 3, 2009. Our principal executive offices are located at 21 Ha’arba’a Street, Tel-Aviv, Israel and our telephone number is +972 (3) 541-3131. Our website address is http://www.redhillbio.com. The information on, or that can be accessed through, our website does not constitute part of this prospectus. Our registered agent in the U.S. is RedHill Biopharma Inc. (“Redhill U.S.”). The address of RedHill Biopharma Inc. is 8045 Arco Corporate Drive, Raleigh, NC 27617, U.S.A.

THE OFFERING

Securities offered by the selling shareholders	Up to 1,998,221 ADSs representing 799,288,400 Ordinary Shares.

The ADSs
Each ADS represents 400 of our Ordinary Shares. The ADSs will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the Ordinary Shares underlying the ADSs and you will have rights as provided in the Deposit Agreement, dated as of December 26, 2012, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by the Depositary with the SEC on December 6, 2012.

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in the prospectus, you may turn in the ADSs to the Depositary for cancellation and withdrawal of the Ordinary Shares underlying the ADSs. The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the Deposit Agreement to better understand the terms of the ADSs.

Selling shareholders	All of the Offered ADSs are being offered by the selling shareholders named herein. See “Selling Shareholders” on page 11 of this prospectus for more information on the selling shareholders.

Use of proceeds
We will not receive any proceeds from the sale by the selling shareholders of the Offered ADSs issued or issuable upon exercise of the Warrants. However, we may receive the proceeds from any exercise of the Warrants if the holders exercise the Warrants for cash. The May 2022 Warrants, however, are exercisable on a cashless basis under certain circumstances. We intend to use the proceeds from the exercise of the Warrants for cash, if any, for working capital, acquisitions, research and development and general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Plan of Distribution
The selling shareholders, and any of their pledgees, and successors-in-interest, may offer or sell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the Offered ADSs to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 15 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

Risk factors	See “Risk Factors” beginning on page 8 and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

NASDAQ trading symbol for ADSs	The ADSs are listed on Nasdaq under the symbol “RDHL.”

 SUMMARY OF RISK FACTORS

The following is a summary of some of the principal risks we face. The list below is not exhaustive, and investors should read the “Risk Factors” section, including the “Item 3. Key Information - Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, in full.

•
Our financial statements include a going concern reference. We will need to raise significant additional capital to finance our losses and negative cash flows from operations, and if we were to fail to raise sufficient capital or on favorable terms and/or fail to replace Movantik® with another commercial product on a timely basis, we may need to cease operations. Management has substantial doubt about our ability to continue as a going concern.

•
Following our sale of our rights to Movantik®, our revenue, business’ size and scope, market share and opportunities in certain markets, or our ability to compete in certain markets and therapeutic categories is reduced. Our ability to replace Movantik® with another commercial product, either internal or external, may not occur, and we may never achieve the levels of revenue we have achieved through Movantik®.

•	Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the desilting of the ADSs.

•
Certain obligations under the Credit Agreement dated February 23, 2020 and as amended on June 17, 2022 and the Asset Purchase Agreement dated February 2, 2023 that were entered into with HCR Collateral Management, LLC (“HCRM”) and certain of its affiliates in connection with the sale of Movantik® in exchange for extinguishment of all debt obligations under the Credit Agreement are secured by a lien on Talicia® and Aemcolo®-related assets. As a result of this security interest, until extinguishment of such security interest, if we were to become insolvent the Talicia® and Aemcolo® assets would only be available to satisfy claims of our general creditors or to holders of our equity securities to the extent the value of such assets exceeded the amount of our indebtedness and other obligations. In addition, if we lose these assets to a foreclosure, we will lose our remaining source of revenue following the sale of Movantik®, assuming we are not able to replace Movantik® with another commercial product. The existence of these security interests may also adversely affect our financial flexibility.

•
Our pursuit of treatments for SARS-CoV-2 (the virus that causes COVID-19) infection in patients entails a high level of uncertainty. We cannot assure you that either opaganib (ABC294640; Yeliva®) (“opaganib”) or RHB-107 will prove to be a safe and effective treatment for COVID-19, or will be approved for marketing or Emergency Use Authorization or be granted with Expanded Access clearance by the FDA or other regulatory authorities. In addition, we cannot assure that we will be able to complete the development of opaganib or RHB-107.

•
If we are successful in developing a COVID-19 therapeutic, we may need to devote significant resources to our manufacturing scale-up and large-scale deployment, including for use by the U.S. or other governments. If one of our COVID-19 therapeutic candidates is approved for marketing or for Emergency Use, we may also need to devote significant resources to further expand our U.S. and non-U.S. sales and marketing activities and increase or maintain personnel to accommodate sales in the U.S. and outside the U.S.

•
If we or our future development or commercialization partners are unable to obtain or maintain the FDA or other foreign regulatory clearance and approval for our commercial products or therapeutic candidates, we or our commercialization partners will be unable to commercialize our current commercial products, products we may commercialize or promote in the future or our therapeutic candidates, upon approval, if any.

 RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference herein, you should carefully consider the risks discussed below and under the heading “Risk Factors” in the Annual Report on Form 20-F for the year ended December 31, 2022, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the Annual Report on Form 20-F are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of the ADSs could decline, and you could lose part or all of your investment.

Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the ADSs

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the desilting of the ADSs.

The ADSs are currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum Market Value of Publicly Held Shares (“MVPHS”) and a minimum closing bid price of $1.00 per ADS or risk delisting, which would have a material adverse effect on our business.

On May 9, 2023, we received a written notification from Nasdaq, indicating that we are not in compliance with the minimum MVPHS set forth in the Nasdaq Listing Rules for continued listing on Nasdaq. Nasdaq Listing Rule 5450(b)(3)(C) requires companies to maintain a minimum MVPHS of $15 million, and Listing Rule 5810(c)(3)(D) provides that a failure to meet the MVPHS requirement exists if the deficiency continues for a period of 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(D), we have a compliance period of 180 calendar days (or until November 6, 2023) to regain compliance.

We will seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance period. If we do not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the ADSs will be subject to delisting.

Further, even if we regain compliance with the minimum MVPHS requirement, no assurance can be given that we will be able to comply with the other standards that we are required to meet in order to maintain a listing on such exchange, such as the minimum stockholders’ equity or the minimum closing bid price requirements. In the recent past, we did not meet the minimum closing bid price requirement and only regained compliance with that requirement in April 2023, after completing a ratio change of the ADSs to our non-traded Ordinary Shares from the previous ratio of one ADS representing ten Ordinary Shares to a new ratio of one ADS representing 400 Ordinary Shares. No assurance can be given that the price of the ADSs will not again be in violation of Nasdaq’s minimum bid price rule in the future. Our failure to meet these requirements may result in our securities being delisted from Nasdaq.

A delisting could substantially decrease trading in the ADSs, adversely affect the market liquidity of the ADSs as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the ADSs may decline further and stockholders may lose some or all of their investment.

U.S. holders of ADSs may suffer adverse tax consequences if we were characterized as a passive foreign investment company.

Based on the current composition of our gross income and assets and on reasonable assumptions and projections, we believe we should not be treated as a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes for 2023. However, there can be no assurance that this will be the case in 2023 or in future taxable years. If we were characterized as a PFIC, U.S. holders of the ADSs may suffer adverse tax consequences such as (i) having gains realized on the sale of the ADSs treated as ordinary income rather than capital gain, not qualifying for the preferential rate otherwise applicable to dividends received in respect of the ADSs by individuals who are U.S. holders, and (ii) having interest charges apply to certain distributions by us and upon certain sales of the ADSs.

The sale of a substantial amount of the ADSs, including resale of the Offered ADSs issuable upon the exercise of the Warrants by the selling shareholders, in the public market, or the perception that future sales may occur, could adversely affect the prevailing market price of the ADSs.

We are registering for resale 799,288,400 Ordinary Shares represented by 1,998,221 ADSs underlying the Warrants. In addition, as of July 31, 2023, we had outstanding warrants to purchase 2,126,358,250 Ordinary Shares (represented by 5,315,896 ADSs), outstanding options to purchase 43,702,000 Ordinary Shares (represented by 109,255 ADSs) and 233,831 outstanding Restricted Share Units (“RSUs”), each with respect to one ADS.  Sales of substantial amounts of ADSs in the public market, or the perception that such sales might occur in the future, including sales of the Offered ADSs, ADSs issuable upon vesting of RSUs and the exercise of options, warrants or other equity-based securities, may cause the market price of the ADS to decline. We cannot predict if and when the selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ADSs or other equity or debt securities convertible into ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause the price of the ADSs to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the Offered ADSs issued or issuable upon exercise of the Warrants. All net proceeds from the sale of the Offered ADSs covered by this prospectus will go to the selling shareholders.

We may receive proceeds from the exercise of the Warrants to the extent that these Warrants are exercised for cash. The May 2022 Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants are exercised for cash in full, the proceeds would be approximately $3.6 million.

We intend to use the proceeds from the exercise of the Warrants for cash, if any, for working capital, acquisitions, research and development and general corporate purposes.

 CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of March 31, 2023:

•	on an actual basis; and

•
on a pro forma basis, after giving effect to (i) the March 2023 Offering (including the issuance of Series A Warrants and Series B Warrants), giving effect to the exercise in full of the March 2023 Pre-funded Warrants to purchase an aggregate of 1,230,000 ADSs for aggregate cash consideration of $1,230.00, after March 31, 2023, and after deducting placement agent fees and offering expenses paid by us in connection with the March 2023 Offering, and the March 2023 Warrant Amendment, effective upon closing of the March 2023 Offering, (ii) the sale of 1,084,923 ADSs and July 2023 Pre-funded Warrants in the July 2023 Offering, giving effect to the exercise in full of the July 2023 Pre-funded Warrants to purchase an aggregate of 217,000 ADSs for aggregate cash consideration of $217, after deducting placement agent fees and expenses payable by us, (iii) the exercise of the July 2023 Pre-funded Warrants in full for aggregate gross proceeds of $217, (iv) the July 2023 Warrant Amendment reducing the exercise price of the May 2022 Warrants and December 2022 Warrants to $1.80 per ADS, and (v) the March 2023 Warrant Exercise Transaction, and after deducting placement agent fees.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus.

(In thousands, except share data)	Actual	Pro Forma
Total debt(1)	$56,830	$62,558
Ordinary shares, par value NIS 0.01 per share	2,845	7,599
Additional paid-in capital	382,634	378,101
Accumulated deficit	383,475	385,723
Total shareholders’ equity	$2,004	$(23)

Total capitalization and indebtedness	$58,834	$62,535

(1)
 Includes $48.4 million reported as current liabilities, which mainly consist of allowance for deductions from revenue and accrued expenses and account payable, and $8.4 million reported as non-current liabilities, which mainly consist of lease liabilities and derivative financial instruments. The warrants granted in the May 2022 financing, December 2022 financing, March 2023 financing and July 2023 financing were classified as a financial liability due to a net settlement provision. Therefore, the proceeds of the issuances were classified as derivative financial instruments and increased the total debt accordingly.

The above discussion and table are based on 1,082,007,694 Ordinary Shares outstanding as of March 31, 2023. As of March 31, 2023, prior to giving effect to the July 2023 Warrant Amendment and the March 2023 Warrant Exercise Transaction, we had (i) 50,511,200 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 126,278 ADSs at a weighted average exercise price of $252.54 per ADS), (ii) 823,112,400 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.03 per share (equivalent to 2,057,781 ADSs at a weighted average exercise price of $13.38 per ADS), and (iii) 62,451 outstanding RSUs, each RSU representing one ADS. The number of Ordinary Shares to be outstanding immediately after the offering does not include the ADSs we agreed to issue to Kukbo Co. Ltd. for the second tranche of $5 million pursuant to the Subscription Agreement, dated October 25, 2021.

SELLING SHAREHOLDERS

May 2022 Offering

On May 11, 2022, we issued to Armistice Capital Master Fund Ltd. (“Armistice”), the May 2022 Warrants to purchase up to 330,106 ADSs representing 132,042,400 of our Ordinary Shares at an initial exercise price of $59.20 per ADS (reflecting the subsequent change of ratio of the Company’s ADSs to its non-traded ordinary shares to a new ratio of one (1) ADS representing four hundred (400) ordinary shares, effective March 23, 2023) in a private placement completed concurrently with a registered direct offering. All of the May 2022 Warrants remain unexercised.

The May 2022 Warrants are exercisable at any time after November 11, 2022, and initially until the close of business on November 11, 2027. The holder of May 2022 Warrants (together with its affiliates) may not exercise any portion of the May 2022 Warrants to the extent that the holder would own more than 4.99% (or, at the holder’s option upon initial issuance, 9.99%) of our outstanding Ordinary Shares immediately after the exercise. However, upon at least 61 days’ prior notice from the holder to us, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Ordinary Shares after exercising the May 2022 Warrants up to 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the May 2022 Warrants.

On March 29, 2023, in connection with the March 2023 Offering, our Board of Directors approved the repricing and extension of the May 2022 Warrants to an exercise price equal to the exercise price of the Series A Warrants issued and sold in the March 2023 Offering and to an expiration date of five years following the closing date of the March 2023 Offering. The initial exercise price of the Series A Warrants issued and sold in the March 2023 Offering was $4.75 per ADS, and the closing date of the March 2023 Offering was April 3, 2023. Accordingly, pursuant to the March 2023 Warrant Amendment, the exercise price of the May 2022 Warrants was reduced to $4.75 per ADS, and the expiration date was extended to April 3, 2028.

In connection with the July 2023 Offering, our Board of Directors approved the further repricing of the May 2022 Warrants. Pursuant to the July 2023 Warrant Amendment, the exercise price of the May 2022 Warrants was further reduced from $4.75 per ADS to $1.80 per ADS, effective upon closing of the July 2023 Offering. The expiration date of the May 2022 Warrants remained unchanged.

Pursuant to the terms of the May 2022 Warrants, if at the time of exercise, a registration statement registering the resale of the ADSs underlying the May 2022 Warrants under the Securities Act is not then effective or available, the holder may exercise the May 2022 Warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of ADSs determined according to the formula set forth in the May 2022 Warrants.

The issuance of the May 2022 Warrants to Armistice was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Pursuant to the securities purchase agreement with Armistice, executed in connection with the private investment by Armistice, we are obligated, among other things, to file a registration statement with SEC for purposes of registering the resale of the ADSs issuable upon exercise of the May 2022 Warrants.

Pursuant to the securities purchase agreement, we agreed to, among others, use commercially reasonable efforts to cause a registration statement providing for the resale by holders of the ADSs issuable upon exercise of the May 2022 Warrants, to become effective as soon as practicable following the closing date, and to keep such registration statement effective until such time as no holder owns any May 2022 Warrants or the ADSs issuable upon exercise thereof.

July 2023 Offering

On July 21, 2023, concurrent with the July 2023 Offering, we entered into the Exercise Agreement with Armistice, an investor in the July 2023 Offering, holding Series A Warrants to purchase up to an aggregate of 1,500,000 ADSs and Series B Warrants to purchase up to an aggregate of 1,500,000 ADSs previously issued in the March 2023 Offering, pursuant to which Armistice agreed to exercise its Series A Warrants in full at a reduced exercised price of $1.35 per ADS for aggregate gross proceeds of $2,025,000. In consideration for the exercise of the Series A Warrants for cash, among other things, Armistice received new unregistered July 2023 Reload Warrants to purchase up to an aggregate of 1,500,000 ADSs at an exercise price of $1.80 per ADS, which are exercisable until April 3, 2028. See “Prospectus Summary - July 2023 Offering” above.

The issuance of the July 2023 Reload Warrants described above was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Pursuant to the Exercise Agreement with Armistice, we are obligated, among other things, to file a registration statement with the SEC for purposes of registering the resale of the ADSs issuable upon exercise of the July 2023 Reload Warrants as soon as practicable (and in any event within fifteen (15) calendar days of the date of Exercise Agreement) and to keep such registration statement effective until such time as Armistice no longer owns any July 2023 Reload Warrants or the ADSs issuable upon exercise thereof.

We are registering the resale by Armistice of the ADSs issuable upon exercise of the July 2023 Reload Warrants in order to permit Armistice to offer such ADSs for resale from time to time pursuant to this prospectus. Armistice may also sell, transfer or otherwise dispose of all or a portion of its ADSs in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those.

Placement Agent Warrants

As part of the compensation to Wainwright in connection with the July 2023 Offering and the March 2023 Exercise Transaction, pursuant to an engagement agreement, dated as of July 17, 2023, by between us and Wainwright, we issued to Wainwright’s designees unregistered (i) July 2023 Placement Agent Warrants to purchase up to an aggregate of 78,115 ADSs at an exercise price of $1.6875 per ADS and a termination date of July 21, 2028, and (ii) Warrant Exercise Placement Agent Warrants to purchase up to an aggregate of 90,000 ADSs at an exercise price of $1.6875 per ADS which shall be exercisable until April 3, 2028.

The resale of the ADSs issuable upon exercise of the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants and the Ordinary Shares underlying the ADSs is being registered in this registration statement.

Relationships with the Selling Shareholders

Except for ownership of the May 2022 Warrants and the July 2023 Reload Warrants and as described in this prospectus and the documents incorporated by reference into this prospectus, including the investment by Armistice in the May 2022 Offering, March 2023 Offering, the March 2023 Warrant Exercise Transaction and the July 2023 Offering, Armistice has not had any material relationship with us within the past three years.

Wainwright and its respective affiliates have engaged in investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates for which they have received customary fees and commissions. Wainwright acted as the placement agent in connection with several offerings of our securities in the past three years, and it received compensation for each such offering.

Information About Selling Shareholders Offering

The Ordinary Shares represented by the Offered ADSs being offered by the selling shareholders are those issued or issuable upon exercise of the May 2022 Warrants, the July 2023 Reload Warrants, the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, described above. We are registering the Offered ADSs in order to permit the selling shareholders to offer the Offered ADSs for resale from time to time.

Throughout this prospectus, when we refer to the Offered ADSs being registered on behalf of the selling shareholder, we are referring to the Offered ADSs issued or issuable upon cash exercise of the May 2022 Warrants, the July 2023 Reload Warrants, the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, and when we refer to the selling shareholders in this prospectus we are referring to each selling shareholder identified below, and, as applicable, permitted transferees or other successors-in-interest of the selling shareholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The table below provides information regarding the beneficial ownership of the Ordinary Shares represented by the Offered ADSs by the selling shareholders. The second column lists the number of Ordinary Shares represented by the Offered ADSs beneficially owned by the selling shareholders, based on their beneficial ownership of the Offered ADSs, as of August 2, 2023, assuming the exercise of the Warrants held by each selling shareholder on that date, without regard to any limitations on the exercise of the Warrants. The fourth column lists the maximum number of Ordinary Shares represented by the Offered ADSs being offered in this prospectus by each selling shareholder, issuable upon exercise of the Warrants, respectively, without regard to any limitations on the exercise of the Warrants. The fifth and sixth columns list the number of Ordinary Shares represented by the Offered ADSs owned after the Offering and the percentage of outstanding Ordinary Shares, assuming in both cases the exercise of the Warrants held by that selling shareholder, without regard to any limitations on the exercise of the Warrants and the sale of all of the Ordinary Shares represented by the Offered ADSs offered by that selling shareholder pursuant to this prospectus.

The selling shareholders may sell some, all or none of their Offered ADSs. We do not know when or whether the selling shareholders will exercise their Warrants nor do we know how long the selling shareholders will hold their Offered ADSs before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the exercise of any Warrants, or the sale or other disposition of any of the Offered ADSs. The Offered ADSs covered hereby may be offered from time to time by the selling shareholders.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The percentage of shares owned prior to and after the offering is based on 2,341,812,494 of our Ordinary Shares outstanding as of August 2, 2023. Unless otherwise indicated in the footnotes to this table, we believe that each selling shareholder has sole voting and investment power with respect to the Ordinary Shares indicated as beneficially owned. Except as otherwise indicated below, based on the information provided to us by the selling shareholders, and to the best of our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

	Ordinary Shares Beneficially Owned Before Offering						Ordinary Shares Beneficially Owned After Offering
Selling Shareholders	Number(1)		Percentage		Maximum Number of Ordinary Shares Offered(1)		Number		Percentage
Armistice Capital, LLC(2)	1,856,042,400	(3)	46.03	%**	732,042,400	(4)	1,056,754,000	(5)	27.88	%**
Michael Vasinkevich(6)	66,206,800	(7)	2.83%		43,121,600	(8)	23,085,200	(9)	*
Noam Rubinstein(6)	22,714,000	(10)	*		14,794,000	(11)	7,920,000	(12)	*
Aileen Gibbons(6)	9,808,400	(13)	*		6,388,400	(14)	3,420,000	(15)	*
Craig Schwabe(6)	3,484,800	(16)	*		2,269,600	(17)	1,215,200	(18)	*
Charles Worthman(6)	1,032,400	(19)	*		672,400	(20)	360,000	(21)	*

* Less than 1%.

** The May 2022 Warrants, the July 2023 Reload Warrants and the Series B Warrants held by Armistice are subject to a 4.99% blocker according to which the holder of the May 2022 Warrants, the July 2023 Reload Warrants and the Series B Warrants (together with its affiliates) may not exercise any portion of the warrants to the extent that the holder would own more than 4.99% (or, at the holder’s option upon initial issuance, 9.99%) of our outstanding Ordinary Shares immediately after the exercise. However, upon at least 61 days’ prior notice from the holder to us, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Ordinary Shares after exercising the warrants up to 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants (the “Blocker”). Assumes that 895,000 ADSs held in abeyance pursuant to the exercise of the Series A Warrants in the March 2023 Warrant Exercise Transaction have been issued for the purposes of calculating beneficial ownership percentages.

(1) Number of Ordinary Shares includes Ordinary Shares represented by ADSs. Each ADS represents four hundred (400) Ordinary Shares.

(2) The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.  The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3) Represents 1,856,042,400 Ordinary Shares represented by 4,640,106 ADSs issued or issuable upon (i) exercise of the May 2022 Warrants issued in a private placement consummated concurrently to our May 2022 Offering, (ii) exercise of the July 2023 Reload Warrants issued in a private placement consummated concurrently to our July 2023 Offering, (iii) the Series B Warrants issued in our March 2023 Offering, (iv) 895,000 ADSs held in abeyance pursuant to the exercise of the Series A Warrants in the March 2023 Warrant Exercise Transaction, and (v) 415,000 ADSs, without regard to any limitations on the exercise of such warrants. The exercise of the foregoing warrants is subject to the Blocker. Consequently, as of the date set forth above, Armistice may not necessarily be able to exercise all of these warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(4) Represents 732,042,400 Ordinary Shares represented by 1,830,106 ADSs issuable upon exercise of the May 2022 Warrants and the July 2023 Reload Warrants, without regard to any limitations on the exercise of such warrants. The exercise of the foregoing warrants is subject to the Blocker.

(5) Represents 1,124,000,000 Ordinary Shares represented by 2,810,000 ADSs issued or issuable upon (i) exercise of the Series B Warrants issued in our March 2023 Offering, (ii) 895,000 ADSs held in abeyance pursuant exercise of the Series A Warrants in the March 2023 Warrant Exercise Transaction, and (v) 415,000 ADSs without regard to any limitations on the exercise of such warrants. The exercise of the foregoing warrants is subject to the Blocker. Consequently, as of the date set forth above, Armistice may not necessarily be able to exercise all of these warrants due to the Blocker. The number of ordinary shares set forth in the above table does not reflect the application of this limitation.

(6) The selling shareholders were issued compensation warrants as a designee of Wainwright in connection with each of the March 2023 Offering, the March 2023 Warrant Exercise Transaction and the July 2023 Offering. Each selling stockholder has sole voting and dispositive power over the securities held. The business address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022. Each selling stockholder may not exercise the July 2023 Placement Agent Warrants, the Warrant Exercise Placement Agent Warrants and the warrants issued to Wainwright or its designees in connection with the March 2023 Offering (the “March 2023 Placement Agent Warrants”) to the extent such exercise would cause each selling shareholders, together with his affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares following such exercise, or, upon notice to us, 9.99% of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination shares of Ordinary Shares issuable upon exercise of such securities which have not been so exercised.

(7) Represents 66,206,800 Ordinary Shares represented 165,517 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(8) Represents 43,121,600 Ordinary Shares represented 107,804 ADSs issuable upon exercise of the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(9) Represents 23,084,800 Ordinary Shares represented by 57,712 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(10) Represents 22,714,000 Ordinary Shares represented by 56,785 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(11) Represents 14,794,000 Ordinary Shares represented by 36,985 ADSs issuable upon exercise of the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(12) Represents 7,920,000 Ordinary Shares represented by 19,800 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(13) Represents 9,808,400 Ordinary Shares represented by 24,521 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(14) Represents 6,388,400 Ordinary Shares represented by 15,971 ADSs issuable upon exercise of the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(15) Represents 3,420,000 Ordinary Shares represented by 8,550 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(16) Represents 3,484,800 Ordinary Shares represented 8,712 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(17) Represents 2,269,600 Ordinary Shares represented 5,674 ADSs issuable upon exercise of the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(18) Represents 1,215,200 Ordinary Shares represented by 3,038 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(19) Represents 1,032,400 Ordinary Shares represented 2,581 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(20) Represents 672,400 Ordinary Shares represented by 1,681 ADSs issuable upon exercise of the July 2023 Placement Agent Warrants and the Warrant Exercise Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(21) Represents 360,000 Ordinary Shares represented by 900 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, without regard to any limitations on the exercise of such Warrants.

PLAN OF DISTRIBUTION

The selling shareholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales made after the effective date of the registration statement;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the securities in the course of hedging the positions it assumes. The selling shareholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the selling shareholders do not own any Warrants or do not own any Ordinary Shares represented by the Offered ADSs issuable upon exercise of the Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market-making activities with respect to the Offered ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Offered ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the Offered ADSs being registered hereby. All of such expenses are estimates, except for the SEC registration fee.

Amount to be Paid
SEC registration fee	$255.44
Legal fees and expenses	10,000
Accountants’ fees and expenses	5,000
Miscellaneous	5,000
Total	$20,255.44

Each of the amounts set forth above, other than the registration fee, is an estimate.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2022, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) (which contains an adverse opinion on the effectiveness of the Company’s internal control over financial reporting and includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern as described in Note 1a(3) to the financial statements), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and special reports with, and furnish other information to, the SEC. The SEC maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.redhillbio.com, our Annual Reports on Form     20-F, Reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents by Reference” are also available on our website, www.redhillbio.com. We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha'arba'a Street, Tel Aviv 6473921, Israel, Attn: Razi Ingber, telephone number +972 (3) 541-3131.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We specifically are incorporating by reference the following documents filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 28, 2023;

●	the description of our Ordinary Shares contained in our Registration Statement on Form 20-F filed with the SEC on December 26, 2012; and

●
our Reports on Form 6-K,  furnished with the SEC on January 3, 2023, January 24, 2023, January 25, 2023, January 26, 2023, February 6, 2023, February 15, 2023, February 16, 2023, February 28, 2023, March 6, 2023, March 9, 2023, March 13, 2023, April 28, 2023 (solely with respect to “Financial results for the quarter ended December 31, 2022”, “Financial results for the year ended December 31, 2022” and “Liquidity and Capital Resources”), May 1, 2023, May 4, 2023, May 9, 2023, May 16, 2023 and May 22, 2023, June 12, 2023, June 29, 2023, July 6, 2023, July 21, 2023 (two reports), July 25, 2023 (two reports), July 31, 2023 and August 1, 2023.

In addition, any reports on Form 6-K submitted to the SEC by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha'arba'a Street, Tel Aviv 6473921, Israel, Attn: Razi Ingber, telephone number +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a majority of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because many of our assets and a majority of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

•
We have irrevocably appointed RedHill Biopharma Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

•
If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

1,998,221 American Depositary Shares representing 799,288,400 Ordinary Shares

REDHILL BIOPHARMA LTD.

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Exemption, Insurance and Indemnification of Directors and Officers

Exemption of Officers and Directors

Under the Israeli Companies Law, a company may not exempt an officer or director from liability with respect to a breach of his duty of loyalty but may exempt in advance an officer or director from liability to the company, in whole or in part, with respect to a breach of his duty of care, except in connection with a prohibited distribution made by the company, if so provided in its articles of association. Our articles of association provide for this exemption from liability for our directors and officers.

Directors’ and Officers’ Insurance

The Israeli Companies Law and our articles of association provide that, subject to the provisions of the Israeli Companies Law, we may obtain insurance for our directors and officers for any liability stemming from any act performed by an officer or director in his capacity as an officer or director, as the case may be with respect to any of the following:

•	a breach of such officer’s or director’s duty of care to us or to another person;

•
a breach of such officer’s or director’s duty of loyalty to us, provided that such officer or director acted in good faith and had reasonable cause to assume that his act would not prejudice our interests;

•	a financial liability imposed upon such officer or director in favor of another person;

•
financial liability imposed on the officer or director for payment to persons or entities harmed as a result of violations in administrative proceedings as described in Section 52(54)(a)(1)(a) of the Israeli Securities Law (“Party Harmed by the Breach”);

•	expenses incurred by such officer or director in connection with an administrative proceeding conducted in this matter, including reasonable litigation expenses, including legal fees; or

•	a breach of any duty or any other obligation, to the extent insurance may be permitted by law.

Pursuant to the Compensation Policy, we may obtain a directors’ and officers’ liability insurance policy, which would apply to our or our subsidiaries’ directors and officers, as they may be, from time to time, subject to the following terms and conditions: (a) the total insurance coverage under the insurance policy may not exceed $100 million; and (b) the purchase of such policy shall be approved by the Compensation Committee (and, if required by law, by the Board of Directors) which shall determine that such policy reflects the current market conditions, and it shall not materially affect the Company's profitability, assets or liabilities. In addition, pursuant to our Compensation Policy, should we sell our operations (in whole or in part) or in case of merger, spin-off or any other significant business combination involving us or part or all of our assets, we may obtain a director’s and officers’ liability insurance policy (run-off) for our directors and officers in office with regard to the relevant operations, subject to the following terms and conditions: (a) the insurance term may not exceed seven years; (b) the coverage amount may not exceed $100 million; and (c) the purchase of such policy shall be approved by the Compensation Committee (and, if required by law, by the Board of Directors) which shall determine that such policy reflects the current market conditions, and it shall not materially affect the Company’s profitability, assets or liabilities. The Compensation Policy is in effect for three years from the 2022 annual general meeting.

Pursuant to the foregoing approvals, we carry directors’ and officers’ liability insurance. This insurance is renewed on an annual basis.

Indemnification of Officers and Directors

The Israeli Companies Law provides that a company may indemnify an officer or director for payments or expenses associated with acts performed in his capacity as an officer or director of the company, provided the company’s articles of association include the following provisions with respect to indemnification:

•
a provision authorizing the company to indemnify an officer or director for future events with respect to a monetary liability imposed on him in favor of another person pursuant to a judgment (including a judgment given in a settlement or an arbitrator’s award approved by the court), so long as such indemnification is limited to types of events which, in the board of directors’ opinion, are foreseeable at the time of granting the indemnity undertaking given the company’s actual business, and in such amount or standard as the board of directors deems reasonable under the circumstances. Such undertaking must specify the events that, in the board of directors’ opinion, are foreseeable in view of the company’s actual business at the time of the undertaking and the amount or the standards that the board of directors deemed reasonable at the time;

•
a provision authorizing the company to indemnify an officer or director for future events with respect to reasonable litigation expenses, including counsel fees, incurred by an officer or director in which he is ordered to pay by a court, in proceedings that the company institutes against him or instituted on behalf of the company or by another person, or in a criminal charge of which he was acquitted, or a criminal charge in which he was convicted of a criminal offense that does not require proof of criminal intent;

•
a provision authorizing the company to indemnify an officer or director for future events with respect to reasonable litigation fees, including attorney’s fees, incurred by an officer or director due to an investigation or proceeding filed against him by an authority that is authorized to conduct such investigation or proceeding, and that resulted without filing an indictment against him and without imposing on him financial obligation in lieu of a criminal proceeding, or that resulted without filing an indictment against him but with imposing on him a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent or in connection with a monetary sanction;

•	a provision authorizing the company to indemnify an officer or director for future events with respect to a Party Harmed by the Breach;

•
a provision authorizing the company to indemnify an officer or director for future events with respect to expenses incurred by such officer or director in connection with an administrative proceeding, including reasonable litigation expenses, including legal fees; and

•	a provision authorizing the company to indemnify an officer or director retroactively.

Limitations on Insurance, Exemption and Indemnification

The Israeli Companies Law and our articles of association provide that a company may not exempt or indemnify a director or an officer nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the officer or director of his duty of loyalty, except for insurance and indemnification where the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the officer or director of his duty of care if the breach was done intentionally or recklessly, except if the breach was solely as a result of negligence;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine, civil fine, monetary sanctions, or forfeit imposed on the officer or director.

In addition, under the Israeli Companies Law, exemption of, indemnification of, and procurement of insurance coverage for, our directors and officers must be approved by our audit committee and board of directors and, in specified circumstances, by our shareholders.

Letters of Indemnification

We may provide a commitment to indemnify in advance any director or officer of ours in the course of such person’s position as our director or officer, all subject to the letter of indemnification, as approved by our shareholders from time to time and in accordance with our articles of association. We may provide retroactive indemnification to any officer to the extent allowed by the Israeli Companies Law. As approved by our shareholders, the amount of the advance indemnity is limited to the higher of 25% of our then shareholders’ equity, per our most recent annual financial statements, or $10 million.

As part of the indemnification letters, we exempted our directors and officers, in advance, to the extent permitted by law, from any liability for any damage incurred by them, either directly or indirectly, due to the breach of an officer’s or director’s duty of care vis- à-vis us, within his acts in his capacity as an officer or director. The letter provides that so long as not permitted by law, we do not exempt an officer or director in advance from his liability to us for a breach of the duty of care upon distribution, to the extent applicable to the officer or director, if any. The letter also exempts an officer or director from any liability for any damage incurred by him, either directly or indirectly, due to the breach of the officer or director’s duty of care vis- à-vis us, by his acts in his capacity as an officer or director prior to the letter of exemption and indemnification becoming effective.

Item 9. Exhibits.

The following exhibits are filed with this Registration Statement.

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number	Description of Document

5.1	Opinion of Goldfarb Gross Seligman & Co., Israeli legal counsel to the Registrant, re legality (including consent).
5.2	Opinion of Haynes and Boone, LLP, U.S. legal counsel to the registrant.
23.1	Consent of Kesselman & Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Registrant.
23.2	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).
23.3	Consent of Haynes and Boone, LLP (included in Exhibit 5.2).
24.1	Powers of Attorney (included in the signature page to Registration Statement)
107	Filing Fees

Item 10. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on August 4, 2023.

REDHILL BIOPHARMA, LTD.

By:	/s/ Dror Ben-Asher
Name:	Dror Ben-Asher
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Dror Ben-Asher or Razi Ingber, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dror Ben-Asher	Chief Executive Officer and Director	August 4, 2023
Dror Ben-Asher	(Principal Executive Officer)

/s/ Razi Ingber	Chief Financial Officer	August 4, 2023
Razi Ingber	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ofer Tsimchi	Chairman of the Board of Directors	August 4, 2023
Ofer Tsimchi

/s/ Shmuel Cabilly	Director	August 4, 2023
Shmuel Cabilly

/s/ Dr. Kenneth Reed	Director	August 4, 2023
Dr. Kenneth Reed

/s/ Eric Swenden	Director	August 4, 2023
Eric Swenden

/s/ Alla Felder	Director	August 4, 2023
Alla Felder

/s/ Rick Scruggs	Director and Chief Commercial Officer	August 4, 2023
Rick Scruggs

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant’s duly authorized representative has signed this Registration Statement on Form F-3 on this 4th day of August 2023.

REDHILL BIOPHARMA INC. Authorized U.S. Representative

By: /s/ Rick Scruggs Name: Rick Scruggs Title: President & Chief Commercial Officer